EXHIBIT 16.1

March 4, 2008
United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:
We were previously engaged as the principal independent registered public accounting firm for Blast Energy Services, Inc. On February 29, 2008, our appointment as the Corporation’s principal independent registered public accounting firm was terminated. We have read the Blast Energy Services, Inc.’s statements included under Item 4.01 of its Current Report on Form 8-K, dated February 28, 2007, and we are in agreement with such statements as they relate to our firm.

\S\ Malone & Bailey, PC

MALONE & BAILEY, P.C.
www.malone-bailey.com
Houston, Texas